SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 26, 2015 between
PACER FUNDS TRUST
and
PACER ADVISORS, INC.

As Amended December 12, 2016
The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Pacer Trendpilot™ 750 ETF	0.60%
Pacer Trendpilot™ 450 ETF	0.60%
Pacer Trendpilot™ 100 ETF	0.65%
Pacer Trendpilot™ European Index ETF	0.65%
Pacer Autopilot Hedged European Index ETF	0.65%
Pacer US Export Leaders ETF	0.60%
Pacer International Export Leaders ETF	0.60%
Pacer Global High Dividend ETF	0.60%
Pacer US Cash Cows 100 ETF	0.49%
Pacer Developed Markets International Cash Cows 100 ETF	0.65%
Pacer Emerging Markets Cash Cows 100 ETF	0.65%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.
PACER FUNDS TRUST	PACER ADVISORS, INC.

By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson

Name: Joe M. Thomson	Name: Joe M. Thomson

Title: President and Chairman	Title: President